Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 10, 2020, among Acuity Brands Lighting, Inc., a Delaware corporation (the “Company”), Acuity Brands, Inc. (the “Parent Guarantor”), ABL IP Holding, LLC, a Georgia limited liability company (the “Subsidiary Guarantor” and, together with the Parent Guarantor, the “Guarantors”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 10, 2020;

WHEREAS, Sections 3.01(f) and 9.01(f) of the Indenture provide that the Company may, from time to time and in accordance therewith, add guarantees with respect to the Securities;

WHEREAS, Section 9.01(e) of the Indenture provides that the Company may, from time to time and in accordance therewith change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only with respect to Securities not outstanding at the time of the execution of such supplemental indenture; and

WHEREAS, the Company intends to issue, pursuant to the Indenture, a series of Securities designated as “2.150% Senior Notes due 2030” with an initial aggregate principle amount of $500,000,000.00 (the “Initial Notes”), subject to the Company’s right from time to time, without giving notice to or seeking the consent of the holders of the Initial Notes, to issue an unlimited amount of additional Securities having the same terms as the Initial Notes other than the issue date, issue price and the payment of interest accruing prior to the issue date of the additional Securities, or the first payment of interest following the issue date of such additional Securities (such additional Securities, the “Additional Notes” and, together with the Initial Notes, the “Notes”); provided that if such Additional Notes are not fungible with the then-outstanding Notes for U.S. federal income tax purposes, the Additional Notes shall have a separate CUSIP number.

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture without the consent of Holders of the Securities.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guarantor and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Securities as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. GUARANTEES. Each of the Guarantors hereby fully, unconditionally and irrevocably guarantees to each Holder of the Securities and to the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of (and premium, if any) and interest on the Securities and all other obligations of the Company under the

Indenture (all the foregoing being hereinafter collectively called the “Obligations”). Each of the Guarantors further agrees (to the extent permitted by law) that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it under the terms of the Indenture, and that it shall remain bound under this First Supplemental Indenture notwithstanding any such extension or renewal of any Obligation.

Each of the Guarantors waives, to the fullest extent permitted by law, presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Each of the Guarantors waives, to the fullest extent permitted by law, notice of any default under the Securities or the Obligations. The obligations of each of the Guarantors hereunder shall not be affected by: (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other person under the Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Obligations or any of them; or (e) any change in the ownership of the Company.

Each of the Guarantors further agrees that the Guarantees herein constitute guarantees of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Obligations.

The obligations of each of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each of the Guarantors herein shall not be discharged or impaired or otherwise affected by the failure of any Holder to assert any claim or demand or to enforce any remedy under the Indenture, the Securities or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of each of the Guarantors or would otherwise operate as a discharge of the Guarantors as a matter of law or equity.

Each of the Guarantors further agrees that the Guarantees herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of (and premium, if any) or interest on any of the Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any of the Guarantors by virtue hereof, upon the failure of the Company to pay any of the Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each of the Guarantors hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of (i) the unpaid amount of such Obligations then due and owing and (ii) accrued and unpaid interest on such Obligations then due and owing (but only to the extent not prohibited by law).

Each of the Guarantors further agrees that, as between itself, on the one hand, and the Holders, on the other hand, (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby and (ii) in the event of any such declaration of acceleration of such Obligations, such Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of these Guarantees.

Each of the Guarantors also agrees to pay any and all reasonable costs and expenses (including reasonable and out-of-pocket attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this First Supplemental Indenture.

3. RELEASE OF GUARANTOR. The Guarantee of the Subsidiary Guarantor shall be released:

a.

in connection with any sale, assignment, exchange, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Subsidiary Guarantor (including by way of merger, consolidation, amalgamation or otherwise) to a Person that is not (either before or after giving effect to such transaction) the Parent Guarantor or a Subsidiary of the Parent Guarantor;

b.

in connection with any sale, assignment, exchange, transfer, conveyance or other disposition of Capital Stock of the Parent Guarantor by way of merger, consolidation, amalgamation or otherwise after which the applicable Guarantor is no longer a Subsidiary of the Parent Guarantor; or

c.	upon defeasance or satisfaction and discharge of the indenture as provided below under Article 4 of the Indenture.

In the event of a release in accordance with the foregoing paragraphs, the Company shall promptly thereafter deliver written notice of such release to the Trustee.

4. NO SUBROGATION. Notwithstanding any payment or payments made by the Guarantors hereunder, none of the Guarantors shall not be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Company or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Obligations, nor shall any of the Guarantors seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders, by the Company on account of the Obligations are paid in full. If any amount shall be paid to any of the Guarantors on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Obligations.

5. DISCHARGE OF LIABILITY ON NOTES; DEFEASANCE. The following provisions shall be deemed to replace in its entirety Article 4 of the Indenture with respect to the Notes and shall be incorporated into the Indenture with respect to the Notes:

Section 4.01 Discharge of Liability on Notes; Defeasance. (a) Subject to Section 4.01(c), the Company and the Guarantors may terminate their obligations under the Indenture, when:

(i)	Either:

a.	all the Notes that have been authenticated and delivered have been delivered to the Trustee for cancellation; or

b.

all the Notes issued that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year (“discharge”) or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the Company’s name and at the Company’s expense, and the Company has deposited or caused to be deposited with the Trustee sufficient funds to pay and discharge the entire Debt on the Notes to pay principal (and premium, if any), interest and any additional amounts;

(ii)	The Company has paid or caused to be paid all other sums then due and payable under the Indenture; and

(iii)

The Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

(b) Subject to Sections 4.01(c) and 4.02, the Company or any of the Guarantors at any time may terminate (i) all of their obligations under the Notes and the Indenture relating thereto (“legal defeasance option”) or (ii) its obligations under Sections 7.02, 7.04, 8.03, 8.05 10.08 and 10.09 and the operation of Sections 5.01(d) and (h) (“covenant defeasance option”). The Company and any of the Guarantors may exercise the legal defeasance option notwithstanding a prior exercise of the covenant defeasance option.

If the Company or any of the Guarantors exercises the legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercises the covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Sections 5.01(d) (only with respect to the covenants terminated pursuant to Section 4.01(b)(ii) above) or 5.01(h).

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding Sections 4.01(a) and 4.01(b) above, the Company’s obligations in Sections 3.04, 3.05, 3.07, 10.02, 10.03, 10.04, 10.05 and Article 6 shall survive until the Notes have been paid in full. Thereafter, the Company’s and the Trustee’s obligations in Sections 6.07 shall survive.

Section 4.02 Conditions to Defeasance. The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Notes only if:

(1) the Company or the Guarantors irrevocably deposits or causes to be deposited with the Trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefit of the Holders:

(i)	money in dollars or in such foreign currency in which the notes are payable in at stated maturity;

(ii)	non-callable Government Obligations; or

(iii)	a combination of money and non-callable Government Obligations,

in each case sufficient without reinvestment, in the written opinion of a nationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the principal of (and premium, if any) and interest on the outstanding Notes on the day on which such payments are due and payable in accordance with the terms of the Indenture and of the Notes.

(2) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel stating that (A) the Company and the Guarantors have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the Indenture there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(3) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(4) no Event of Default or event with which notice of lapse of time or both would become an Event of Default with respect to the Notes has occurred and is continuing at the time of such deposit;

(5) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest for the purposes of the Trust Indenture Act with respect to any of the Company’s or the Guarantors’ securities;

(6) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company or the Guarantors are a party, or by which the Company or the Guarantors are bound;

(7) such legal defeasance or covenant defeasance will not cause any securities listed on any registered national stock exchange under the Exchange Act to be delisted;

(8) such legal defeasance or covenant defeasance will be effected in compliance with any additional terms, conditions or limitations which may be imposed on the Company or the Guarantors in connection therewith; and

(9) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

Before or after a deposit, the Company or any of the Guarantors may make arrangements satisfactory to the Trustee for the redemption of any Notes at a future date in accordance with Article 11 and any redemption provisions contained in any supplemental indenture relating to such Notes, which shall be given effect in applying the foregoing.

Section 4.03. Application of Trust Money. The Trustee shall hold in trust money or Government Obligations deposited with it pursuant to this Article 4. It shall apply the deposited money and the money from Government Obligations either directly or through the Paying Agent as the Trustee may determine and in accordance with this Indenture to the payment of principal of (and premium, if any) and interest on the Notes.

Section 4.04. Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company or the Guarantors upon written request any excess money or securities held by them at any time. Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company or the Guarantors upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years after the date of payment of such principal and interest, and, thereafter, Holders entitled to the money must look to the Company or the Guarantors for payment as general creditors. Any unclaimed funds held by the Trustee pursuant to this Section 4.04 shall be held uninvested and without any liability for interest.

Section 4.05. Indemnity for Government Obligations. The Company or any of the Guarantors shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited Government Obligations or the principal and interest received on such Government Obligations other than any such tax, fee or other charge which by law is for the account of the Holders of the defeased Notes; provided that the Trustee shall be entitled to charge any such tax, fee or other charge to such Holder’s account.

Section 4.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or Government Obligations in accordance with this Article 4 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and the Guarantors’ obligations under the Notes and this Indenture relating thereto shall be revived and reinstated as though no deposit had occurred pursuant to this Article 4 until such time as the Trustee or Paying Agent is permitted to apply all such money or Government Obligations in accordance with this Article 4; provided, however, that (a) if the Company or any of the Guarantors has made any payment of interest on or principal of any Notes following the reinstatement of its obligations, the Company and the Guarantors shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Obligations held by the Trustee or Paying Agent and (b) unless otherwise required by any legal proceeding or any order or judgment of any court or governmental authority, the Trustee or Paying Agent shall return all such money and Government Obligations to the Company or the Guarantors promptly after receiving a written request therefor at any time, if such reinstatement of the Company’s and the Guarantors’ obligations has occurred and continues to be in effect.

6. EVENTS OF DEFAULT. (a) In addition to items (a) through (g) set forth in Section 5.01 of the Indenture, the following additional provisions shall apply to the Notes and shall be incorporated into the Indenture with respect to the Notes:

(h) failure to pay at maturity, or upon acceleration of, any Indebtedness of Acuity Parent, the Company and/ or any Significant Subsidiary of Acuity Parent at any one time in an amount in excess of $50.0 million, if the Indebtedness is not discharged or the acceleration is not annulled within 90 days after written notice to the Company by the Trustee or the Holders holding at least 25% in principal amount of the outstanding Notes;

(i) except as permitted by the Indenture, any Guarantee of the Notes is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor denies or disaffirms its obligations under its guarantee of the Notes; or

(j) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Parent Guarantor, the Company or any other Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging the Parent Guarantor, the Company or any other Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Parent Guarantor, the Company or any other Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Parent Guarantor, the Company or any other Significant Subsidiary or of any substantial part of their property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive days; or

(k) the commencement by the Parent Guarantor, the Company or any other Significant Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by any of the Parent Guarantor, the Company or any other Significant Subsidiary to the entry of a decree or order for relief in respect of the Parent Guarantor, the Company or any other Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Parent Guarantor, the Company or any other Significant Subsidiary, or the filing by the Parent Guarantor, the Company or any other Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by the Parent Guarantor, the Company or any other Significant Subsidiary to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Parent Guarantor, the Company or any other Significant Subsidiary or of any substantial part of its property, or the making by the Parent Guarantor, the Company or any other Significant Subsidiary of an assignment for the benefit of creditors, or the admission by the Parent Guarantor, the Company or any other Significant Subsidiary in writing of its inability to pay its debts generally as they become due, or the authorization of any such action by the Board of Directors of the Parent Guarantor, the Company or any other Significant Subsidiary.

(b) In addition to the provisions set forth in Section 5.02 of the Indenture, the following additional provisions shall apply to the Notes and shall be incorporated into the Indenture with respect to the Notes:

If an Event of Default with respect to Notes at the time Outstanding occurs and is continuing, (other than an Event of Default specified in clauses (j) or (k) of Section 5.01 hereof) then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of all series affected (voting as a single class) may declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Securities as may be specified in the terms thereof) of all of the Securities of all such series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable; provided, that if an Event of Default specified in clause (j) or (k) of Section 5.01 hereof occurs with respect to the Company, the unpaid principal of, premium, if any, and any accrued and unpaid interest on all the Securities shall ipso facto become and be immediately due and payable without further action or notice on the part of the Trustee or any Holder.

At any time after such an acceleration with respect to Notes, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if:

(a) the rescission would not conflict with any judgment or decree; and

(b) all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration;

(c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(d) the Company has paid the Trustee its agreed compensation and reimbursed the Trustee for its expenses, disbursements and advances.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereon.

7. COMPANY MAY CONSOLIDATE, ETC. ONLY ON CERTAIN TERMS. The following provisions shall be deemed to replace, in their entirety, Sections 8.01 through 8.02 set forth in Article 8 of the Indenture with respect to the Notes and shall be incorporated into the Indenture with respect to the Notes:

Section 8.01 Company May Consolidate, Etc. Only on Certain Terms. (a) The Company shall not merge into or consolidate with any other Person or Persons or sell, lease, transfer, convey or otherwise dispose of its properties and assets substantially as an entirety to any other Person or Persons, unless:

(i)	the successor Person is organized under the laws of the United States, any state thereof or the District of Columbia;

(ii)

the successor Person expressly assumes, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the Company’s obligation for the due and punctual payment of the principal of (and premium, if any) and interest on the Notes and the performance and observance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

(iii)	immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

(iv)

the Company has delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger, sale, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with and an Opinion of Counsel stating that the conditions precedent in Section 8.1(a)(i) relating to such transaction have been complied with.

(b) The restrictions in Sections 8.01(a) hereof shall not be applicable to

(i) the merger, amalgamation, arrangement or consolidation of the Company with an affiliate of the Company if the Board of Directors determines in good faith that the purpose of such transaction is principally to change the state of incorporation of the Company or convert the form of organization of the Company to another form; or

(ii) the merger of the Company with or into a single direct or indirect wholly owned subsidiary of the Company pursuant to Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware (or similar provision of the Company’s state of incorporation).

Section 8.02 Successor Person Substituted for the Company. Upon any consolidation of the Company with, or merger of the Company into, any other Person or any sale, transfer, lease or other conveyance of its properties and assets substantially as an entirety in accordance with Section 8.01(a), the successor Person formed by such consolidation or into which the Company is merged or to which such sale, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter, the predecessor Person shall be released of all obligations to pay principal and interest on the Notes and all other obligations and covenants under the Indenture and the Notes.

Section 8.03 Parent Guarantor Consolidate, Etc. Only on Certain Terms. (a) The Parent Guarantor shall not merge into or consolidate with any other Person or Persons or sell, lease, transfer, convey or otherwise dispose of its properties and assets substantially as an entirety to any other Person or Persons, unless:

(i) the successor Person is organized under the laws of the United States, any state thereof or the District of Columbia;

(ii) the successor Person expressly assumes, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the Parent Guarantor’s obligation for the due and punctual payment of the principal of (and premium, if any) and interest on the Notes and the performance and observance of every covenant of the Notes and the Indenture on the part of the Parent Guarantor to be performed or observed;

(iii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

(iv) the Parent Guarantor has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) The restrictions in Sections 8.03(a) hereof shall not be applicable to:

(i) the merger, amalgamation, arrangement or consolidation of the Parent Guarantor with an affiliate of the Parent Guarantor if the Board of Directors determines in good faith that the purpose of such transaction is principally to change the state of incorporation of the Parent Guarantor or convert the form of organization of the Parent Guarantor to another form; or

(ii) the merger of the Parent Guarantor with or into a single direct or indirect wholly owned subsidiary of the Parent Guarantor pursuant to Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware (or similar provision of the Parent Guarantor’s state of incorporation).

Section 8.04 Successor Person Substituted for the Parent Guarantor. Upon any consolidation of the Parent Guarantor with, or merger of the Parent Guarantor into, any other Person or any sale, transfer, lease or other conveyance of its properties and assets substantially as an entirety in accordance with Section 8.03, the successor Person formed by such consolidation or into which the Parent Guarantor is merged or to which such sale, transfer, lease or other conveyance is made shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under the Indenture with the same effect as if such successor Person had been named as the Parent Guarantor herein, and thereafter, the predecessor Person shall be released of all obligations to pay principal and interest on the Notes and all other obligations and covenants under the Indenture and the Notes.

Any reference in the Indenture to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company or a limited partnership, or an allocation of assets to a series of a limited liability company or a limited partnership (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company or a limited partnership shall constitute a separate person hereunder (and each division of any limited liability company or any limited partnership that is a Subsidiary, joint venture or any other like term shall also constitute such a person or entity).

8. MODIFICATIONS: (a) The following provisions shall be deemed to replace, in their entirety, items (a) through (k) of Sections 9.01 of the Indenture with respect to the Notes and shall be incorporated into the Indenture with respect to the Notes:

Without the consent of any Holder of Notes, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

(a) to cure any ambiguity, omission, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(d) to evidence and provide for the acceptance of appointment by a successor Trustee;

(e) to conform the terms of the Indenture, the Notes and/or the Guarantees to any provision or other description of the Notes or Guarantees, as the case may be, contained in the Offering Memorandum for the Notes;

(f) to provide for the assumption by a successor corporation, partnership, trust or limited liability company of the Company’s or the Guarantors’ obligations under the Indenture and the Notes, in each case in compliance with the provisions thereof;

(g) to provide for the issuance of any Additional Notes;

(h) to comply with the rules of any applicable securities depository;

(i) to make any change that would provide any additional rights or benefits to the Holders (including to secure the Notes, add guarantees with respect thereto, transfer any property to or with the Trustee, add to the Company’s covenants for the benefit of the Holders, add any additional events of default for the Notes, or surrender any right or power conferred upon the Company or the Guarantors) or that does not adversely affect the legal rights hereunder of any Holder in any material respect;

(j) change or eliminate any restrictions on the payment of principal (and premium, if any) on Notes in registered form; provided that any such action shall not adversely affect the interests of the Holders in any material respect; or

(k) supplement any provision of the Indenture as shall be necessary to permit or facilitate the defeasance and discharge of the Notes in accordance with the Indenture; provided that such action shall not adversely affect the interests of any of the Holders in any material respect.

(b) The following provisions shall be deemed to replace, in their entirety, items (a) through (c) of Sections 9.02 of the Indenture with respect to the Notes and shall be incorporated into the Indenture with respect to the Notes:

With the consent of the Holders of not less than a majority in principal amount of the Notes then-outstanding and affected by such supplemental indenture (voting as a single class), by Act of said Holders delivered to the Company and the Trustee, the Company and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Holders of Notes under this Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Note then-outstanding and affected thereby,

(a)	reduce the principal amount of outstanding Notes whose Holders must consent to an amendment;

(b)	reduce the rate of, change or have the effect of changing the time for payment of interest, including defaulted interest, on the Notes;

(c)

reduce the principal of, change or have the effect of changing the fixed maturity of the Notes, or change the date on which the Notes may be subject to redemption or repurchase or reduce the redemption price or repurchase price therefor;

(d)	make the Notes payable in currency other than that stated in the Notes or change the place of payment of the Notes from that stated in the Notes or in the Indenture;

(e)

make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of (and premium, if any) and interest on the Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders holding a majority in principal amount of the Notes to waive Defaults or Events of Default;

(f)

make any change to or modify in any manner adverse to the Holders the terms and conditions of the obligations of the Guarantors under the Indenture (as modified by the First Supplemental Indenture, or any subsequent Supplemental Indenture);

(g)	make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(h)	make any change in these amendment and waiver provisions.

9. COVENANTS. In addition to Sections 10.01 through 10.07 set forth in Article 10 of the Indenture, the following additional provisions shall apply to the Notes and shall be incorporated into the Indenture with respect to the Notes:

Section 10.08 Limitations on Liens. (a) The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, issue, incur, create, assume or guarantee any Indebtedness secured by a Lien upon a Principal Property or upon any Capital Stock or Indebtedness of any Restricted Subsidiary without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured Indebtedness, or the grant of such Lien, that the Notes shall be secured equally and ratably with (or, at the option of the Parent Guarantor, prior to) such secured Indebtedness. The foregoing restriction, however, will not apply to any of the following:

(1)	Liens existing on the Issue Date or provided for under the terms of agreements existing on the Issue Date;

(2)

Liens on property or assets of a Person existing at the time it becomes a Subsidiary, securing Indebtedness of such Person; provided such Indebtedness was not incurred in connection with such Person or entity becoming a Subsidiary and such Liens do not extend to any property or assets other than those of the Person becoming a Subsidiary;

(3)

Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Parent Guarantor or any Restricted Subsidiary, or at the time of a sale, lease, transfer, conveyance or other disposition of all or substantially all of the properties or assets of a Person to the Parent Guarantor or any Restricted Subsidiary; provided that such Lien was not incurred in anticipation of the merger, amalgamation, arrangement, consolidation, sale, lease, transfer, conveyance, other disposition or other such transaction by which such Person was merged into or consolidated with the Parent Guarantor or any Restricted Subsidiary;

(4)

Liens on property or assets securing (i) all or any portion of the cost of acquiring, constructing, altering, developing, expanding, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with the property of the Parent Guarantor or any Restricted Subsidiary or (ii) Indebtedness incurred by the Parent Guarantor or any Restricted Subsidiary to provide funds for the activities set forth in clause (4)(i) above;

(5)	Liens in favor of the Parent Guarantor or one or more Restricted Subsidiary;

(6)

Liens on any property or assets securing (i) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other form of industrial revenue bond financing or (ii) Indebtedness issued or guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;

(7)

Liens for taxes, assessments or government charges or levies not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the Parent Guarantor’s or any Restricted Subsidiary’s books to the extent required by generally accepted accounting principles;

(8)	Lien arising out of consignment or similar arrangements for the sale by Acuity Parent or any Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(9)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(10)

Liens imposed by law, such as landlord’s, wage earners’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary that are not more than 60 days past due or that are being contested in good faith by appropriate proceedings;

(11)

Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(12)

Liens arising under the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules or regulations promulgated thereunder to secure current service pension liabilities as they are incurred under the provisions of the benefit plans of Acuity Parent and its Restricted Subsidiaries;

(13)

(i) Liens in favor of a trustee with respect to any pension, retirement, deferred compensation 401(k), or other benefit plan of the Acuity Parent or any Restricted Subsidiary; (ii) Liens arising out of pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or (iii) Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to Acuity Parent or any Restricted Subsidiary in respect of such obligations;

(14)

utility easements, building restrictions, zoning restrictions, rights-of-way and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and that do not in any material way affect the marketability of the same or interfere with the use thereof in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary;

(15)

Liens arising under operating agreements or similar agreements entered into in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings;

(16)

Liens on personal property (excluding the Capital Stock of any Restricted Subsidiary) securing Indebtedness of the Parent Guarantor or any Restricted Subsidiary, other than Indebtedness that matures more than 12 months after its creation, incurred in the ordinary course of business;

(17)	Liens that secure a judgment or other court-ordered award or settlement as to which the Parent Guarantor or any Restricted Subsidiary has not exhausted its appellate rights;

(18)	Liens to secure Hedging Obligations;

(19)

Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in any of clauses (1) to (18) above, so long as such Lien is limited to all or part of substantially the same property that secured the Lien extended, renewed or replaced, and the amount of Indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premium, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding); and

(20)	Liens in favor of the Trustee for amounts payable to the Trustee under the Indenture.

(b) Notwithstanding the restrictions in the preceding paragraph, the Parent Guarantor and the Restricted Subsidiaries shall be permitted to incur Indebtedness, secured by Liens otherwise prohibited by Section 10.08, which, together with the value of Attributable Debt outstanding pursuant to any Sale and Lease-Back Transaction permitted pursuant to the Section 10.9(b), do not exceed 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the Lien.

Section 10.09 Limitations on Sale and Lease-Back Transactions. (a) The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between the Parent Guarantor and one of the Restricted Subsidiaries or between the Restricted Subsidiaries, unless:

(1)

the Parent Guarantor or such Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes, pursuant to Section 10.08 hereof; or

(2)

the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by the Parent Guarantor’s Board of Directors) and the Parent Guarantor or such Restricted Subsidiary applies an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 12 months of such Sale and Lease-Back Transaction to any (or a combination) of;

a.	the prepayment or retirement of the Notes;

b.

the prepayment, retirement or defeasance (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of the Parent Guarantor or of one of the Restricted Subsidiaries (other than Indebtedness that is subordinated to the

Notes or Indebtedness owed to the Parent Guarantor or one of the Restricted Subsidiaries) that matures more than 12 months after its creation; or

c.

the acquisition, construction, alteration, development, expansion, improvement or repair of other property used or to be used in the ordinary course of business of the Parent Guarantor or a Restricted Subsidiary; provided, that for purposes of this clause (2)(c), any amounts expended to acquire, construct, alter, develop, expand, improve or repair such other property during the six months preceding such Sale and Lease-Back Transaction may also be applied as a credit against the net proceeds from the Sale and Lease-Back Transaction

(b) Notwithstanding the restrictions in the preceding paragraph, the Parent Guarantor and the Restricted Subsidiaries shall be permitted to enter into Sale and Lease-Back Transactions otherwise prohibited by this Section 10.09, which, together with all Indebtedness outstanding pursuant to Section 10.08(b), do not exceed 15% of Consolidated Net Tangible Assets measured at the closing date of the Sale and Lease-Back Transaction.

10. CROSS REFERENCES. References to Section 4.03 in the definition of “Outstanding” in the Indenture and in Section 3.01(r), shall instead refer to “Section 4.01”. References to Section 4.02 in the definition of “Outstanding” in the Indenture shall instead refer to “Section 4.02”.

11. DEFINITIONS. In addition to the definitions set forth in Article I of the Indenture, each of the Notes shall include the following additional definitions, which, in the event of a conflict with the definition of terms in the Indenture, shall control:

“Attributable Debt” means, with respect to a Sale and Lease-Back Transaction with respect to any Principal Property, at the time of determination, the present value of the total net amount of rent (for the avoidance of doubt, “net amount of rent” excludes amounts required to be paid on account of maintenance and repairs, reconstruction insurance, taxes, assessments, water rates and similar charges and contingent rates, such as those based on net sales) required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes then outstanding under the Indenture) compounded semi-annually. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

“Capital Stock” means:

(1)

with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2)

with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Consolidated Net Tangible Assets” means, as of any date on which Acuity Parent or a Restricted Subsidiary effects a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (1) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (2) intangible assets (including goodwill), to the extent included in said aggregate amount of assets, all as set forth on the most recent consolidated balance sheet of Acuity Parent and its subsidiaries and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Hedging Obligations” means:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk;

(3)	other agreements or arrangements designed to protect against fluctuations in currency exchange rates or commodity prices; and

(4)	other agreements or arrangements designed to protect against fluctuations in equity prices.

“Indebtedness” means with respect to any person, without duplication:

(1)	all obligations of such person for borrowed money; and

(2)	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments.

“Issue Date” means the date of original issuance of the Notes but not any additional Securities.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Principal Property” means any manufacturing plant or facility located within the United States of America (other than its territories or possessions) owned by Acuity Parent or any Restricted Subsidiary which in the good faith opinion of Acuity Parent’s board of directors, is of material importance to the total business conducted by Acuity Parent and the Restricted Subsidiaries as a whole.

“Restricted Subsidiary” means any Subsidiary of Acuity Parent (1) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America (not including its territories and possessions) and (2) that owns a Principal Property; provided that the term “Restricted Subsidiary” will not include any Subsidiary that is principally engaged in financing the operations of Acuity Parent, or its Subsidiaries, or both, outside of the United States of America.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by the Company or any Guarantor of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by the Company or any Guarantor to such person.

“Significant Subsidiaries” means any Subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X under the Securities Act.

“Subsidiary” means any corporation, limited liability company, limited partnership or other similar type of business entity in which Acuity Parent and/or one or more of its Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company, limited partnership or other similar type of business entity, directly or indirectly.

12. CONSIDERATION. Each of the Guarantors has received, or shall receive, direct or indirect benefits from the making of the Guarantees.

13. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE.

14. COUNTERPARTS. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

15. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

16. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

17. MISCELLANEOUS. All notices, approvals, consents, requests and other communications hereunder must be in writing (and any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided via DocuSign (or such other digital signature provider as specified in writing to the Trustee by the Company) or an electronic copy thereof), in English, and may only be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d) by facsimile transmission, with confirmed receipt or (e) by email by way of a PDF attachment thereto. Notice will be effective upon receipt except for notice via email, which will be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatically generated receipt or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). The Company agrees to assume all risks arising out of the use of DocuSign digital signatures and electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: November 10, 2020

ACUITY BRANDS, INC.

By:	/s/ Karen J. Holcom
	Name:	Karen J. Holcom
	Title:	Senior Vice President and Chief
Financial Officer

ABL IP HOLDING LLC

By:	/s/ Karen J. Holcom
	Name:	Karen J. Holcom
	Title:	Senior Vice President and Chief
Financial Officer

ACUITY BRANDS LIGHTING, INC.

By:	/s/ Karen J. Holcom
	Name:	Karen J. Holcom
	Title:	Senior Vice President and Chief
Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ David Ferrell
	Name:	David Ferrell
	Title:	Vice President